Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is entered into and effective January 4, 2017, by and between ALLIANCE MMA, INC., a Delaware corporation (“Alliance”), and Brian Butler-Au, an individual and resident of the Commonwealth of Virginia (“Executive”).

In consideration of the mutual covenants and undertakings herein contained, the parties, each intending to be legally bound, agree as follows:

1.          Employment. Upon the terms and subject to the conditions set forth in this Agreement, Alliance agrees to employ Executive as Managing Director, Fighter Management of SuckerPunch, reporting to the Chief Executive Officer of Alliance, and Executive accepts such employment.

2.          Duties. Executive agrees to perform such duties as are commensurate with his position, including the oversight and management of the day-to-day operations of SuckerPunch (the “Business”). Executive will devote such time and efforts to the Business as are sufficient to conduct the Business as conducted immediately prior to the date of this Agreement, and will not engage in other business activities without Alliance’s prior written consent. Nothing herein will prevent Executive from engaging in investment activities unrelated to the Business for his own account. In performing his duties hereunder, Executive shall report to Alliance’s Chief Executive Officer.

3.          Term. The term of this Agreement (the “Term”) will begin on the date hereof and will expire on the two-year anniversary of such date (the “Initial Term”). After the Initial Term, the Term will renew for renewal periods of one year each unless either party gives the other written notice of intent not to renew at least sixty (60) days prior to the last day of the existing term. The parties hereto agree that, upon the expiration of the Term, Executive’s employment with Alliance will terminate and Executive will not be entitled to any further compensation, except as otherwise expressly provided in this Agreement. Alliance will be under no obligation whatsoever to renew or continue the employment of Executive beyond the Term.

4.          Salary; Bonus.

(a)         Executive will receive a salary during the Term of one hundred twenty thousand dollars ($120,000) per year (“Base Compensation”), prorated for partial years, payable at regular intervals in accordance with Alliance’s normal payroll practices in effect from time to time. Alliance’s Board of Directors will review Base Compensation annually and will consider merit-based increases to Base Compensation in its sole discretion.

(b)         In addition to the compensation provided in Section 4(a) above, Executive will be entitled to receive a bonus equal to two percent (2%) of the gross revenues received by Alliance and/or SuckerPunch during the Term from SuckerPunch sponsorship arrangements and fighter contracts, whether presently existing or entered into after the date hereof. Such bonus shall be paid within sixty (60) days of the end of the year in which such revenue is received. For purposes hereof, “gross revenues received” shall mean, (A) with respect to a sponsorship arrangement, the aggregate amount of expenditures made by a sponsor under such arrangement, and from which the fees of Alliance/SuckerPunch are calculated and deducted or paid and (B) with respect to a fighter contract, the aggregate amount earned by a fighter before deduction for the fees of Alliance/SuckerPunch under the terms of that contract.

5.          Benefit Programs.

(a) During the Term, Executive will be entitled to participate in the following benefit programs (the “Benefit Programs”) on the terms set forth below:

(i)          health and dental insurance pursuant to Alliance’s current or future plans and policies (premiums for single coverage to be paid by Alliance – additional coverage to be paid by Executive);

(ii)          participation in the Alliance 401(k) plan with an Alliance match of Executive’s contribution on a dollar-for-dollar basis for the first 3% of Executive’s Base Compensation; and

(iii)          participation in any other benefit plan provided to all employees of Alliance in accordance with the terms of such plans.

Executive acknowledges that the terms of the Benefit Programs are subject to change.

(b) During the Term, Alliance will provide Executive with an Alliance-owned or leased computer, and printer and supplies, for Executive’s use on behalf of Alliance.

(c) During the Term, Alliance will provide Executive with a mobile phone and either pay directly or reimburse Executive for the cost of a reasonable plan for Executive’s use on behalf of Alliance.

(d) The items provided to Executive pursuant paragraphs (b) and (c) will be returned by Executive to Alliance immediately upon the effective date of the expiration or termination of this Agreement.

(e) During the Term, Alliance will or will cause SuckerPunch (i) to maintain the registration of the automobile owned by SuckerPunch and driven by Executive immediately prior to the acquisition of SuckerPunch by Alliance (the “Automobile”), (ii) to provide the Automobile to Executive for his exclusive use and (iii) to continuing paying (a) the regularly scheduled payments that become due during the Term on the loan for the Automobile (the “Loan”), and (b) all insurance premiums with respect to the Automobile that become due during the Term. All loan payments, insurance premiums, registration and other costs incurred by Alliance/SuckerPunch with respect to the Automobile (“Automobile Expenses”) shall be set off and netted against the compensation earned by Executive pursuant to the salary and bonus, if any, described in Section 4 above. Promptly following the expiration or termination of this Agreement, Executive shall return the Automobile to Alliance/SuckerPunch or shall purchase the Automobile for a purchase price equal to the payoff amount of the Loan plus all Automobile Expenses incurred by Alliance/SuckerPunch and not set off and netted against Executive’s compensation (the “Purchase Price”). Executive will have at all times during the Term the right to purchase the Automobile for the Purchase Price in effect at the time of such purchase. Upon payment of the Purchase Price in full, Alliance/SuckerPunch shall transfer title of the Automobile to Executive.

6.          General Policies.

(a) During the Term, Alliance will reimburse Executive for all reasonable business expenses incurred by Executive in performing his duties under this Agreement in accordance with Alliance expense-reimbursement policies, including the submission to Alliance of written vouchers and statements for reimbursement.

(b)          During the Term, Executive will be entitled to three weeks of paid vacation each year, which he will utilize at such times when his absence will not materially impair Alliance’s normal business functions. Unused vacation time will not be carried forward to future years or paid as cash compensation.

(c)          All other matters relating to the employment of Executive by Alliance not specifically addressed in this Agreement will be subject to the policies applicable generally to employees of Alliance and in effect from time to time.

7.          Termination of Employment.

(a)         Subject to the respective continuing obligations of the parties, including but not limited to those set forth in this Section 7 and Section 8 hereof, either Executive or Alliance may terminate this Agreement and Executive’s employment hereunder prior to the expiration of the Term by delivering to the other party written notice of termination specifying the effective date of such termination (the “Date of Termination”).

(b)         In the event of termination of Executive’s employment pursuant to (i) the expiration of the Term, (ii) the death or Disability (as defined below) of Executive, (iii) termination by Executive without Good Reason, or (iv) termination by Alliance with Cause (as defined below), all compensation (including Base Compensation) will cease, and Executive will no longer be eligible to participate in the Benefit Programs (subject to the plan documents governing the Benefit Plans and applicable law), in each case as of the Date of Termination.

(c)          In the event of termination of Executive’s employment by Alliance without Cause or by Executive for Good Reason, Base Compensation will continue to be paid to Executive and Executive will continue to be eligible to participate in the Benefit Programs (subject to the plan documents governing the Benefit Plans and applicable law), in each case through the last day of the then-existing Term.

(d)          The following terms will have the meanings indicated for purposes of this Agreement:

(i)          “Cause” means:

(A) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude;

(B) the commission of an act involving dishonesty or fraud with respect to Alliance or the Business;

(C) conduct which materially damages the reputation or standing of Alliance;

(D) gross negligence or willful misconduct with respect to the operation of the Business, including the failure to comply with any reasonable requests made by Alliance’s Chief Executive Officer or Board of Directors;

(E) a breach of Section 8 of this Agreement; or

(F) Executive’s failure to cure a breach of any term of this Agreement (other than Section 8) within thirty (30) days after receipt of written notice from Alliance specifying the act or omission that constitutes such breach;

provided, however, that with respect to events set forth in clause (D), Executive shall have been given written notice of the act, omission or event constituting such Cause and shall not have cured such act, omission or event within three (3) Business Days after the giving of such notice.

(ii)         “Disability” means the physical or mental incapacity of Executive for a period of more than ninety (90) consecutive days, as reasonably determined by Alliance.

(iii)        “Good Reason” means the occurrence, without Executive’s voluntary written consent, of any of the following circumstances: (A) a material breach by Alliance of any material provision of this Agreement including, but not limited to, failure to pay Base Compensation or benefits when due; (B) Alliance’s relocation, without Executive’s consent, to a location that is more than thirty (30) miles from his current residence; or (C) any reduction in the Base Compensation; provided, in each case, that Executive must provide notice to Alliance of the existence of the condition described above within fifteen (15) days of the initial existence of the condition, upon the notice of which Alliance shall have thirty (30) days during which it may remedy the condition, and provided further that the separation of service must occur within fifteen (15) days following the end of the foregoing cure period.

8.          Non-Competition and Confidentiality Covenants. Executive and Alliance are parties to a Non-Competition and Non-Solicitation Agreement, dated of even date herewith (the “Non-Competition Agreement”), which is incorporated herein by reference. The Non-Competition Agreement contains, among other things, covenants of Executive respecting non-competition, non-solicitation and non-disclosure. Any breach of the Non-Competition Agreement that is not cured as permitted therein shall be deemed a breach of this Section 8. The Non-Competition Agreement shall survive the termination of this Agreement in accordance with its terms.

9.          Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Roundtable Creative, Inc.
3801 Barrington Branch Court
Richmond, Virginia 23233
Attention: Brian Butler-Au
Phone: (804) 833-6560
Email: bbutler@suckerpunchent.com

If to Alliance:	Alliance MMA, Inc.
590 Madison Avenue, 21st Floor
New York, New York 10022
Attention: Paul K. Danner, III
Phone: (212) 739-7825
Fax: (212) 658-9291

with copies to:

Mazzeo Song P.C.
444 Madison Avenue, 4th Floor
New York, NY 10022
Attention: Robert L. Mazzeo, Esq.
Phone: (212) 599-0310
Fax: (212) 599-8400

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

10.         Governing Law. The validity, interpretation, and performance of this Agreement will be governed by the laws of the State of Delaware, without reference to the choice of law principles or rules thereof.

11.         Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is set forth in a written instrument executed by Alliance and Executive. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed or complied with by such other party will be deemed a waiver of such condition or provision at any other time, or a waiver of any other provisions or conditions of this Agreement. No representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

12.         Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

13.         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement.

14.         Assignment. This Agreement is personal in nature and Executive may not assign or transfer this Agreement or any rights or obligations hereunder to a third party. Alliance may assign this Agreement, and its rights and obligations hereunder, to any of its operating affiliates.

15.         Document Review. Executive hereby acknowledges and agrees that he (i) has read this Agreement in its entirety prior to executing it, (ii) understands the terms of this Agreement and the effects of such terms, (iii) has consulted with such attorneys, accountants and financial and other advisers as he has deemed appropriate in connection with the execution and performance of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly.

16.         Entire Agreement This Agreement, together with the Non-Competition Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior or contemporaneous agreements or understandings.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ALLIANCE MMA, INC.

By:	/s/ Paul K. Danner, III
Paul K. Danner, III
Chairman and CEO

/s/ Brian Butler-Au
Brian Butler-Au